EXHIBIT 19.1

REPLIGEN CORPORATION

AMENDED AND RESTATED STATEMENT OF COMPANY POLICY ON INSIDER TRADING AND DISCLOSURE & TRADING PROCEDURES FOR INSIDERS

December 12, 2023

Repligen Corporation

Amended and Restated Statement of Company Policy on Insider Trading and Disclosure & Trading Procedures for Insiders

SECTION I

This memorandum sets forth the policy of Repligen Corporation (the “Company” or “Repligen”) regarding trading in the Company’s securities and the disclosure of confidential information concerning the Company or its customers/collaborators.

Background. Federal securities laws prohibit insiders of a public company (directors, officers and employees) from trading in the securities of that company or its customers or collaborators on the basis of “inside” (i.e., material and nonpublic) information, or sharing that information with others who may trade in that company’s securities based on inside information. Violations of insider trading laws can result in severe sanctions, including significant prison sentences and monetary fines. Thus, it is important that you understand your obligations.

In addition to potential direct liability for insider trading violations, potential liability exists for a company’s directors and officers for failure to prevent such violations. In order to prevent insider trading or the appearance of impropriety, and to ensure compliance with federal securities laws, Repligen has adopted this Amended and Restated Statement of Company Policy on Insider Trading and Disclosure & Trading Procedures for Insiders (the “Insider Trading Policy” or “Policy”), and has adopted Trading Procedures (“Trading Procedures”) for Insiders (as defined below) set forth in Section II of this Policy.

Please read this statement carefully since you will be asked to certify that you have read, understood and agreed to comply with this Policy and, if applicable, the Trading Procedures set forth herein. Please note that this Company policy does not replace your independent responsibility to understand and comply with the prohibitions on insider trading and selective disclosure under the federal securities laws.

Please contact the Chief Financial Officer if you have any questions regarding the Policy.

A. To whom does this Insider Trading Policy Apply?

Section I of this Insider Trading Policy is applicable to all members of the Company’s board of directors (the “Board of Directors”), and all officers and employees of the Company, as well as their respective Affiliated Persons (defined and discussed below). In addition, all members of the Board of Directors, all employees with titles at or above director-level, employees who, in the ordinary course of the performance of their duties, participate in the preparation or review of the Company’s quarterly or annual consolidated financial statements and/or the Company’s periodic filings with the SEC pursuant to the Exchange Act, and certain other designated employees (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”) also must comply with the Trading

Procedures. Individuals designated as Insiders will be notified in writing by the Chief Financial Officer that they are Insiders and, thus, required to comply with the Trading Procedures.

This Insider Trading Policy continues to apply following the termination of any such individual’s service to or employment with the Company until the later of: (i) the first trading day following the public release of earnings for the fiscal quarter in which such individual leaves the Company, and (ii) the first trading day after any material, nonpublic information possessed by such individual has become public or is no longer material. This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also apply to the following persons and entities, collectively referred to as “Affiliated Persons”:

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Your spouse, child, parent, significant other or other family member, in each case living in the same household;
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All persons who execute trades on your behalf; and
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Any trust, partnership or other entity over which you have the ability to influence or direct investment decisions for the benefit of you or your family members, including venture capital partnerships.

Note that the timing of Affiliated Persons’ trading in the Company’s securities can carry risk, since trading by an Affiliated Person during a restricted period for the Company insider may give an appearance of impropriety that could subject such insider and the Company to a charge of insider trading. Accordingly, Company insiders are responsible for ensuring compliance with this Policy, including the Trading Procedures, by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in this Policy refer collectively to Insiders and their Affiliated Persons.

B. What is prohibited by this Insider Trading Policy?

It is generally illegal for any covered person to trade in securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer or employee of the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Please note that the same trading and disclosure restrictions apply to trading in the securities of customers/collaborators, and it is generally illegal to trade in the securities of any other public company while in the possession of material, nonpublic information about that company.

Prohibited Activities. When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you generally are prohibited from the following activities:

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Trading in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities) and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;

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Having others trade for you in the Company’s securities;
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Giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy;
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Disclosing material, nonpublic information about the Company to anyone who might then trade in the Company’s securities, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are known as “tipping”); and
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Discussing material, nonpublic information about the Company with anyone, including other employees, except when clearly authorized in connection with the Company’s business and the performance of your duties.

If, while in the course of working for the Company, you learn of any material, nonpublic information about another publicly traded company with which the Company does business (e.g., a customer, supplier or other party with which the Company is negotiating a transaction, such as an acquisition, investment or sale), this Insider Trading Policy also prohibits you from trading in that company’s securities until the information becomes public or is no longer material.

Even when you are not in possession of material, nonpublic information about the Company, it is the Company’s policy that you:

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Do not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if you are contacted directly by such persons, without express prior authorization from an authorized Company Spokesperson. You should refer all such contact or inquiries to a Company Spokesperson, as defined in Section I, Part F of this Policy.

Relationships that Carry a Duty of Trust or Confidence. As noted above, these prohibitions under this Insider Trading Policy also apply to your Affiliated Persons as defined, and generally to individuals where a “duty of trust or confidence” exists. It is important to understand that violation of a “duty of trust or confidence” can support a claim of insider trading.

Rule 10b5-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) provides a nonexclusive list of the types of family and non-business relationships that give rise a “duty of trust or confidence” including those:

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Where the person receiving material, nonpublic information about the Company agrees to maintain the information in confidence;
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Where the person receiving and the person disclosing the information have a history, pattern or practice of sharing confidences, such that the person receiving the information knows or reasonably should know that the person communicating the information expects that the recipient will maintain its confidentiality; or
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Where the person receiving the information does so from a spouse, parent, child or sibling (unless he or she can show that, under the facts and circumstances of the relationship, no duty of trust or confidence exists).

Obligations Post-Employment. The Policy continues to apply to a covered person following the termination of such covered person’s service to or employment with the Company until the later of: (i) the first trading day following the public release of earnings for the fiscal quarter in which such individual leaves the Company, and (ii) the first trading day after any material, nonpublic information possessed by such individual has become public or is no longer material. Covered persons are encouraged to consult with their counsel prior to any trading in the Company’s securities after their business relationship with the Company ceases, particularly if the Company is in a Trading Blackout Period at the time of or immediately following such covered person’s departure.

The prohibitions described above continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

C. Are there exceptions to these Prohibited Activities?

Yes, the Trading Procedures section of this Policy outlines in detail the types of transaction that are exceptions to the foregoing trading prohibitions. There are two main areas of exception: preapproved Rule 10b5-1 Plans (as defined below) and Employee Benefit Plans, particularly the Exercise of Company Stock Options. Keep in mind that (i) the establishment of a trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities outside of our trading windows, even when in possession of material nonpublic information and (ii) the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, certain Insiders must comply with the post-trade reporting requirement described in Section II for any such transaction.

D. How is “Material, Nonpublic Information” Defined?

Material Information. Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine materiality:

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Projections of future earnings or losses, or other earnings guidance or changes therein;
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Actual earnings, revenue or other financial measures that are inconsistent with the consensus expectations of the investment community;
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Potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

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Pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
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Changes in senior management or the Board of Directors;
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Actual or threatened litigation or governmental investigations, or major developments in or resolution of such matters;
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Production or manufacturing issues or delays;
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Research and/or product development breakthroughs;
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New product launches;
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Developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the award or loss of a substantial contract or the gain or loss of a substantial customer or supplier);
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Declarations of stock splits;
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Public or private sales of additional securities;
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Changes in dividend policies;
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Potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
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Bankruptcies or receiverships.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

Nonpublic Information. Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is “public”, it is necessary to point to some fact that establishes that the information has become broadly available, such as the filing of a report with the SEC, the distribution of a Company press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.

The restrictions on purchases or sales of Company securities based on material information applies not only to nonpublic information, but also applies for a limited time after such information has been released to the public. The Company’s shareholders and the investing public must be afforded time to receive and digest material information before it can be considered in the public domain. As a general rule, you should consider material information to be nonpublic from the time you become aware of material information until one (1) full trading day (on the NASDAQ market) after it has been released by the Company to the public and, accordingly, you should not engage in any stock transactions until after that time.

For example, if the Company announces material information of which you are aware before trading begins on a Tuesday, the first time you would be able to buy or sell Company securities would be at the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you would be able to buy or sell Company securities would be the opening of the market on Thursday.

E. Fair Disclosure of Material Information

The SEC’s Regulation Fair Disclosure (“Reg FD”) generally requires that any intentional disclosure of material nonpublic information about the Company to market participants and holders of the Company’s securities must by simultaneously disclosed to the public. Reg FD also requires that where material nonpublic information has been inadvertently disclosed to market participants and holders of the Company’s securities on a selective basis, the Company must promptly disclose that same information to the public. Rule 101(d) defines “promptly” to mean “as soon as reasonably practical” but no later than 24 hours.

Monetary penalties and other sanctions may be imposed on both the Company and its senior officials if material nonpublic information is either intentionally disclosed on a selective basis, or is inadvertently disclosed on a selective basis and not subsequently and promptly disclosed publicly, where (a) at the time of disclosure the senior official either knew or was reckless in not knowing that the information was both material and nonpublic, or (b) after the inadvertent disclosure the senior official learns of the disclosure and knows or was reckless in not knowing that the information was both material and nonpublic.

Senior officials of the Company hold primary responsibility for Reg FD compliance. Senior officials include any member of the Board of Directors, executive officers and investor relations or public relations officers.

In light of the risks and penalties associated with non-compliance with Reg FD, the Company is committed to preventing inadvertent disclosures of material, nonpublic information and avoiding the appearance of impropriety by persons associated with the Company. As such, the Company has designated certain members of management as Company Spokespersons to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures.

It is the Company’s policy to disclose material information by a means of dissemination designed to provide broad, non-exclusionary distribution of the information to the public in accordance with SEC rules and regulations; for example Form 8-K filings with the SEC, newswire distributed press releases and corporate website postings. Communications made in connection with most registered securities offerings are excluded from Reg. FD.

If you feel that you or another Company insider may have disclosed material nonpublic information, it is very important to bring this to the attention of a Company Spokesperson, as described below, the Chief Financial Officer, Chief Compliance Officer or Global Head of Legal as rapidly as possible. This will allow the Company to evaluate the information and make a decision as to whether a press release, 8-K or other means of disclosure is required.

Currently, the Chief Financial Officer and Chief Compliance Officer is Jason Garland and the company’s Global Head of Legal is Kimberly Cornwell.

F. Who are the Company Spokespersons?

The Company has authorized the Chief Executive Officer and certain other employees designated by him (the “Company Spokespersons”) to speak on behalf of the Company with any market participant (broker-dealer, investment advisor, institutional investment manager or investment company including venture capital funds), shareholder or media representative. Requests for any information about the Company should in all cases be directed promptly to a Company Spokesperson.

The Company has a general policy that it will not comment on rumors concerning Company developments, including, without limitation, rumors concerning public offerings of its securities, acquisitions or dispositions, restructurings, product developments, financial performance or any similar and/or material matters except as approved by a Company Spokesperson (or a designee of such Spokesperson).

Currently, the designated Company Spokespersons are: Tony Hunt, Chief Executive Officer; Jason Garland, Chief Financial Officer and Chief Compliance Officer; and Sondra Newman, Global Head of Investor Relations.

G. Are there any Restrictions on the Use of Internet Communications?

With the prevalence of the Internet and social media sites, blogs, electronic bulletin boards, chat rooms, stock-picker newsletters, and so on, electronic discussions about companies and their business prospects have become common.

Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly - yet the information disseminated through Internet vehicles may be unreliable, and in some cases, deliberately false. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.

Due to the risk of inadvertent disclosure of material nonpublic information, no Company director, officer or employee shall engage in online discussions concerning the Company (i.e., company financial performance, business activities or dealings, as listed in Section I, Part D) on any internet site or forum, including social media sites (Facebook, Twitter, LinkedIn, etc.), internet chat rooms, message boards, blogs, e-newsletters, etc. This restriction applies whether or not you identify yourself as being associated with the Company - even completely anonymous online postings are prohibited. In addition, the Company strongly discourages employees from participating in such forums relating to competitors of the Company or entities with which the Company has a significant business relationship.

If you have concern about potential internet fraud or misinformation you find on the internet about the Company, please notify the Chief Financial Officer, Chief Compliance Officer, Global Head of Legal or a Company Spokesperson.

H. What are the Penalties for Insider Trading?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorney’s Office, pursues insider trading violations vigorously. The penalties for violating insider trading or tipping rules via The Insider Trading and Securities Fraud Enforcement Act of 1988 (“The Insider Trading Act”) can be severe and include:

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Criminal penalties of up to $5,000,000;
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Civil penalties of up to three times the profit made or loss avoided; and
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Imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,275,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

I. How Do I Report a Violation of this Insider Trading Policy?

If you are aware of a violation of this Insider Trading Policy or of any federal or state laws governing insider trading, you should report the violation as immediately as possible to the Chief Financial Officer, Chief Compliance Officer or Global Head of Legal. If you would prefer for any reason, including that you do not feel you can discuss the matter with the Chief Financial Officer, Chief Compliance Officer or Global Head of Legal, or you have reported a violation that you do not believe has been dealt with properly, you may anonymously register your concern by our phone- and internet- based Compliance Hotline. These avenues are independently managed by a company called NAVEX Global.

Compliance Hotline Access by Phone:

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US Based employees: Dial 844-945-0213
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International employees: First dial codes required for dialing to the

United States, then dial 844-945-0213

Compliance Hotline Access by Internet:

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All employees: Follow directions at https://iwf.tnwgrc.com/repligen

J. Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company.

You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you, unless you object to any revision in a written statement received by the Chief Financial Officer within two (2) business days of such delivery.

* * * * *

Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

SECTION II

TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, the Company has adopted these Trading Procedures for Insiders as a supplement to (and part of) the Insider Trading Policy. For purposes of these Trading Procedures, Insiders are classified into two tiers:

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Tier I Insiders: (i) members of the Board of Directors; executive officers of the Company; (ii) employees of the Company with titles at or above the Vice President-level; and (iii) any employees who have been notified in writing by the Chief Financial Officer that they are Tier I Insiders.
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Tier II Insiders: (i) employees of the Company with titles at or above director-level but below the Vice President-level; (ii) employees who, in the ordinary course of the performance of their duties, participate in the preparation or review of the Company’s quarterly or annual consolidated financial statements and/or the Company’s periodic filings with the SEC pursuant to the Exchange Act; and (iii) any employees who have been notified in writing by the Chief Financial Officer that they are Tier II Insiders.

A. To What Activities Do These Trading Procedures Apply?

These Trading Procedures regulate securities trades by all Insiders and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

As set forth in the Trading Policy, the trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of such person’s service to or employment with the Company until the later of: (i) the first trading day following the public release of earnings for the fiscal quarter in which such person leaves the Company, and (ii) the first trading day after any material, nonpublic information possessed by such person has become public or is no longer material.

B. Who is the Chief Financial Officer?

Currently, the Chief Financial Officer is Jason Garland.

In the event that the Chief Financial Officer is incapacitated or otherwise unable to perform his or her duties hereunder, Tony Hunt, Chief Executive Officer, is designated as the alternate to perform such duties.

The Chief Financial Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The Chief Financial Officer may consult with outside legal counsel to make an approval decision. The Chief Financial Officer will receive approval for his/her own trades from the Company’s Chief Executive Officer. In the event that the Chief Executive Officer is incapacitated or otherwise unable perform his or her duties, the Chief Financial Officer will receive approval for his/her own trades from the current Chairperson of the Board of Directors.

C. What are the Trading Procedures for Insiders?

In addition to the restrictions on trading in company securities when in possession of material, nonpublic information as forth above, Insiders are subject to the following trading rules and procedures. No Trading Outside of “Open” trading windows.

Announcements by the Company of quarterly financial results or material news have the potential to significantly affect the market for the Company’s securities. Although an Insider may not have knowledge of the Company’s financial results prior to a public announcement, or be privy to a pending Company announcement of material news, if an Insider engages in a trade before such information is disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading.

Therefore, it is the Company’s policy that Insiders may trade in Company securities only during “open” trading windows. Periods outside of trading windows are referred to as Trading Blackout Periods.

All Tier I Insiders and Tier II Insiders are generally prohibited from buying or selling Company securities during Trading Blackout Periods.

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The Company’s “Quarterly Blackout Period” begins on the close of business on the fifteenth (15th) day before the end of the Company’s then-current fiscal quarter and ends one (1) full trading day after the public announcement of that quarter's results. Company Insiders will receive a reminder e-mail notification prior to the start of a Quarterly Blackout Periods and again when the trading window opens.
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The Chief Financial Officer may, on a case-by-case basis, subject certain Insiders to “Special Blackout Periods”, which may be instituted at any time, at the discretion of the Company. Reasons for being subject to a Special Blackout Period include having possession of material nonpublic information and/or knowledge of a pending significant announcement by the Company (e.g. an acquisition or a gain or loss of a major customer or supplier). In the event of a Special Blackout Period the Chief Financial Officer or other Company Spokesperson will facilitate notification to any Insider who is subject to the trading restriction, and NO exemptions will be allowed.

Exceptions. See Trading Procedures Part E for exceptions related to Employee Benefit Plans and

Rule 10b5-1 Plans.

1.
All Trades by Tier I Insiders Must be Pre-cleared by the Chief Financial Officer (or his/her designated alternate as described in Section II (B) above).

ALL purchases and sales of Company securities by Tier I Insiders must be preapproved in writing by the Chief Financial Officer, whether or not such Insider is in possession of material, nonpublic information about the Company, and regardless of trading window status. See Part D (below) for Preclearance Procedures. Tier II Insiders do not need to pre-clear trades with the Chief Financial Officer outside of a Trading Blackout Period.

2.
No Short Sales.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

3.
No Purchases or Sales of Derivative Securities or Hedging Transactions.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities.

4.
No Company Securities Subject to Margin Calls.

No Insider may use the Company’s securities as collateral in a margin account.

5.
No Pledges of Company Securities.

No Insider may pledge Company securities as collateral for a loan.

6.
Gifts Subject to Same Restrictions as All Other Securities Trades.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade.

D. Preclearance Procedures

Insomuch as preapproval is required for an Insider to trade in the Company’s securities as described above (including all trades by Tier I Insiders), that Insider must:

1.
Notify the Chief Financial Officer of the amount, timing and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures. For Section 16 reporting persons in particular, in order to provide adequate time for the preparation of any required filings under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request Form must be received by the Chief Financial Officer for review at least two (2) full business days prior to the intended trade date. For all other Insiders, a Stock Transaction Request Form must be received by the Chief Financial Officer for review at least one (1) full business day prior to the intended trade date.
2.
Certify to the Chief Financial Officer in writing (via the Stock Transaction Request form) prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;

3.
Receive written approval for the proposed trade(s) from the Chief Financial Officer or his or her designee via the Stock Transaction Request form.

Certification and approval may be made via digitally-signed electronic mail.

The Chief Financial Officer does not assume the responsibility for, and approval from the Chief Financial Officer does not protect the Insider from, the consequences of prohibited insider trading.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Chief Financial Officer to approve any trade requested by an Insider. The Chief Financial Officer may reject any trading request at his or her sole reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few Insiders. So long as the event remains material and nonpublic, the Chief Financial Officer may determine not to approve any transactions by an Insider in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Chief Financial Officer may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Chief Financial Officer, an Insider must complete the proposed trade within five (5) business days or make a new trading request.

E. Exceptions to Trading Prohibitions

Employee Benefit Plans

1.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. Note, however, that a sale of securities received upon the cash exercise of an option, is prohibited. Also prohibited is the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted “cashless exercise” of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The Company securities acquired upon the exercise of an option are immediately subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. For directors and officers, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and is therefore subject to the Post-Trade Reporting obligations described above.
2.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon any settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding or settlement of restricted stock units is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

Pre-Approved Rule 10b5-1 Plan.

Transactions made pursuant to an approved Rule 10b5-1 Plan will not be subject to our trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A Rule 10b5-1 Plan enables Insiders to trade in Company securities outside of its trading windows, even when in possession of material nonpublic information.

Certain Insiders may be under more scrutiny and at higher risk for insider trading violations by more often being aware of material, nonpublic information about the Company. Rule 10b5-1 allows an Insider to pre-establish a plan or pattern for future trades in the Company’s securities.

For more information about establishing a Rule 10b5-1 Plan, please contact the Chief Compliance Officer.

The Company has adopted a separate “Rule 10b5-1 Trading Plan Policy” that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities. As further detailed in the Rule 10b5-1 Trading Plan Policy, Insiders who set up a Rule 10b5-1 Plan that meets the Rule 10b5-1 and Company-imposed requirements set forth in the Rule 10b5-1 Trading Plan Policy will be allowed to execute sales and purchases under a Rule 10b5-1 Plan, even if at the time the trades take effect the Insider may be aware of material nonpublic information or may be subject to a Trading Blackout Period.

As further detailed in the Rule 10b5-1 Trading Plan Policy, if an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

1.
Satisfy the requirements of Rule 10b5-1 and the Company’s policies related to Rule 10b5-1 Trading Plan Policy;
2.
Be documented in writing;
3.
Be established during a trading window when such Insider does not possess material, nonpublic information; and
4.
Be approved by the Chief Compliance Officer.

Prior to approving a Rule 10b5-1 Plan, the Chief Compliance Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations, the Rule 10b5-1 Trading Plan Policy and practices the Chief Compliance Officer deems to be in the best interests of the Company. Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Chief Compliance Officer. All transactions pursuant to a Rule 10b5-1 Plan must be timely reported in accordance with the procedures set forth above and in the Rule 10b5-1 Trading Plan Policy. Any modification or termination of a Rule 10b5-1 Plan previously approved by the Chief Compliance Officer requires a new approval by the Chief Compliance Officer. The Chief Compliance Officer may require as a condition to such approval that the modification or termination occur during a trading window and that the Insider be not aware of material nonpublic information.

F. WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Chief Financial Officer and any such waiver involving a Section 16 reporting person shall be reported to the Company’s Chief Executive Officer and Board of Directors. Notwithstanding the foregoing, any waiver of Subsection 3 of Part II, Section C or Subsection 5 of Part II, Section C in a specific instance may be authorized solely by preapproval of the Company’s Audit Committee.

SUMMARY

Repligen Corporation’s Amended and Restated Statement of Company Policy on Insider Trading and Disclosure and Trading Procedures for Insiders is intended to present the Company’s policies and procedures with respect to the trading of securities by employees, officers and directors and the disclosure of material nonpublic information to market participants. The policies and procedures set forth in this policy statement present only a general framework within which you may purchase and sell securities of the Company without violating the insider trading laws. You have the ultimate responsibility for complying with the insider trading laws. Your obligations under the insider trading laws may extend beyond the procedures and policies set forth herein, and you should obtain additional guidance whenever possible.

ADOPTED by the Board of Directors: December 12, 2023